Exhibit 10.2.5

THE DOE RUN RESOURCES CORPORATION
1801 PARK 270 DRIVE
ST. LOUIS, MISSOURI  63146

July 1, 2005

Bruce Neil

c/o The Doe Run Resources Corporation
1801 Park 270 Drive
St. Louis, Missouri  63146

Re:                               Net Worth Appreciation Agreement

Dear Mr. Neil:

This letter, sets forth the agreement between you and The Doe Run Resources Corporation, (the “Company”) with respect to your Net Worth Appreciation Benefit, intended to constitute additional incentive compensation to you as an employee of the Company. The base date of this Net Worth Appreciation Agreement shall be November 1 (the “Base Date”), 2004 (the “Base Year”).

1.             Vesting. On the Base Date in 2005, provided that you have been continuously in the employ of the Company from the Base Date in 2002 through such date, you shall receive a Net Worth Appreciation Credit of ..6% and on the Base Date in each of the years 2006 and 2007 you shall receive an additional Net Worth Appreciation Credit of .2%, provided that you have been continuously in the employ of the Company from the Base Date in 2002 to the applicable Base Date, up to a maximum credit, if you remain in the employ of the Company continuously through the Base Date in 2007, of 1% (the “Maximum Credit”). The aggregate number of Net Worth Appreciation Credits received on or prior to a given date shall be hereinafter referred to as “Vested Credits”. You shall not receive any credit unless you have remained in the employ of the Company from the Base Date in 2002 continually until the Base Date in 2005, and thereafter you shall not receive credit for any partial year, provided that (a) if your employment terminates due to death or Disability (as defined below) preventing you from performing your usual employment functions and duties prior to the Base Date in 2005, you shall receive a credit of .4%, and (b) if your employment terminates after the Base Date in 2005 and before the Base Date in 2007, due to death or Disability (as defined below), you shall receive a credit of .2% for the partial year in which the termination takes place (in addition to all credits previously accrued). For purposes of this agreement, “Disability” shall mean a physical or mental impairment that can be expected to result in death or to last for at least 12 months, and the impairment either: (1) prevents the employee from engaging in any substantial gainful activity; or (2) entitles the employee to receive income replacement benefits for at least 3 months under an accident and health plan sponsored by the Company.

2.             Treatment of Matters in Calculation of Benefits.

(a)           For the purposes of calculating the benefits payable under this Agreement, the Company will continue to calculate Federal corporate income taxes and the corporate income taxes for those jurisdictions in which the Company and its subsidiaries do business, for the fiscal periods or portions thereof beginning on or after the Base Date in 2004, as if the Company had commenced operations on the Base Date in 2004 and as if the Company and its subsidiaries had continued to have C corporation status under the Federal Internal Revenue Code and under state and local tax laws, in accordance with the provisions of generally accepted accounting principles and the Internal Revenue Code and regulations thereunder and under state and local tax laws applicable to C corporations as from time to time in effect (“C Status”). Such tax calculations will include calculations of current and deferred tax expense or benefit and current and non-current tax assets and liabilities (“C Taxes”) and the differences (“Tax Differences”) between the C Taxes and the taxes as recorded by the Company and its subsidiaries while being designated a qualified subchapter S subsidiary (“S Taxes”). For clarity, the tax basis of the Company’s assets and liabilities will be deemed to be the tax basis as of the Base Date in 2004, except that no net operating loss carryforward will be deemed to exist as of such date.

(b)           Cumulative Income Statement Tax Difference shall be the cumulative difference in income tax expenses or benefit between the calculation of the C Taxes and S Taxes, in each case calculated for the tax periods or portions thereof beginning on or after the Base Date in 2004, and through the end of the calculation period. Cumulative Cash Flow Tax Difference shall be the cumulative difference in income tax payments, net of refunds, between the calculation of the C Taxes and S Taxes in each case made after the Base Date in 2004 and applicable to earnings of the Company on and after the Base Date in 2004, or which would be in the case of C Taxes, or are in the case of S Taxes, immediately due and payable, contemporaneously with the payment of any Distributions, as defined below. A “Distribution” for purposes of this Agreement shall mean a dividend, management fee, or any other form of distribution to The Renco Group, Inc. (“Renco”) or an affiliate of Renco other than a subsidiary of the Company (including a transfer to Renco of assets in any form whether as cash or other form of value which shall have the effect of reducing the net worth of the Company), in excess of the Renco Amount (as defined herein), provided that payments made in respect of any debt to Renco, including, but not limited to, principal interest and fees thereon, or the preferred stock of the Company, including, but not limited to, dividends thereon and redemptions thereof, shall not be a Distribution. The “Renco Amount” shall be equal to $2,400,000 per annum, calculated cumulatively from the Base Date in 2002 so that unused portions shall carry over to succeeding years.

(c)           In connection with the annual audit of the financial statements of the Company, the Company’s Board of Directors will require that the independent public accountants issue a special report indicating their agreement with the Tax Differences.

3.             Net Worth Appreciation Benefit. Upon the termination of your employment by the Company, other than for cause, you shall be entitled to a net worth appreciation payment

(“Payment”) equal to (A) the product of the Vested Credits and the Net Worth Increment, as defined below, less (B) the product of the Vested Credits and the Cumulative Income Statement Tax Difference (the calculation period shall end at the end of the Company’s fiscal quarter immediately preceding your date of termination) and excluding such Cumulative Income Statement Tax Difference to the extent equal to Cumulative Cash Flow Tax Difference utilized in calculating amounts payable under Paragraph 5(a). The “Net Worth Increment” is the amount, if any, by which the consolidated net worth of the Company and its subsidiaries, as at the end of its fiscal quarter immediately preceding the date of your termination, exceeds its consolidated net worth as of the Base Date in the Base Year, provided, however, that any increase in consolidated net worth resulting from a capital contribution to the Company or the sale of stock of the Company shall be disregarded in calculating Net Worth Increment, and further provided that preferred stock of the Company and cash payments of dividends and payments in kind thereon shall be treated as debt of the Company for purposes of calculating consolidated net worth. For clarity, it is understood that the Net Worth Increment will not include charges for interest on the restructured debt of the Company to the extent not included as interest expense under GAAP as accounted for under FAS 15, nor will the Tax Differences include any benefit for such interest on such restructured debt. The determination of the independent public accountants for the Company as to the Net Worth Increment, made in accordance with generally accepted accounting principles, consistently applied, shall be conclusive on each of us. If there is no Net Worth Increment, no amount shall be payable. If your employment is terminated for cause, you shall not be entitled to receive any Payment. Any termination referred to in this agreement shall mean separation from service from all members of The Renco Group, Inc. corporate controlled group (within the meaning of Internal Revenue Code sections 414(b), (c), (m), and (o)).

4.             Payment. The Payment shall be payable to you (or your designee or estate) in 40 equal quarterly installments, without interest, commencing three months after the termination of your employment, and at 3 month intervals thereafter. Notwithstanding any provision in this Agreement, the Company shall not be required to pay you (i) any Payment, where the making of such Payment would violate any agreement between the Company and any lender of the Company, or (ii) in the event that any agreement between the Company and any lender of the Company limits the aggregate amount that the Company may pay as bonuses, net worth appreciation payments, profit sharing payments or other payments of similar nature (“Restricted Payments”) during any period, any Payment in excess of your pro rata portion of the aggregate amount of applicable Restricted Payments which the Company is permitted to pay. In the event that the Company is unable to make a Payment due to the preceding sentence, the Company’s obligation to make such Payment shall be deferred until such time that the Company is permitted to make such Payment pursuant to the preceding sentence.

5.             Dividends; Sale of Substantially All of the Company’s Stock or Assets.

(a)           If and in the event that the Company shall make a Distribution while you shall be employed by the Company, then you shall be entitled to receive, as additional compensation, (“Additional Compensation Benefit”) an amount equal to (A) the excess of (i) the product of the Maximum Credit and the cumulative Distributions paid by the Company subsequent to the Base Date in the Base Year over (ii) the product of the Maximum Credit and any positive Cumulative Cash Flow Tax Difference less (B) the amount of Additional Compensation Benefit previously paid to you subsequent to the

Base Date in the Base Year. This provision shall not apply to intercompany payments among the Company and its own wholly-owned subsidiaries or among two wholly-owned subsidiaries of the Company, or to reimbursement to Renco for a proportionate part of costs, such as audit charges and insurance premiums, paid by Renco on behalf of itself and its subsidiaries, including the Company;

(b)           If, while you shall be employed by the Company (and whether before or after the Base Date in 2007), all or substantially all the stock or assets of the Company shall be sold to a person who is not an affiliate of Ira Leon Rennert, or if The Renco Group, Inc. sells a controlling interest in the Company, then, upon the closing of such sale, your full Maximum Credit shall be deemed to be vested, and you shall be entitled to receive, in kind and on the same terms and conditions as the Company or its shareholder is being paid as payment in full of your participation, an amount equal to (A) the product of the Maximum Credit and any Net Proceeds (as defined below) of the sale, plus (B) the product of the Maximum Credit and the cumulative Distributions paid by the Company subsequent to the Base Date in the Base Year, less (C) the product of the Maximum Credit and the Cumulative Income Statement Tax Difference through the date of sale, and less (D) the amount of any Additional Compensation Benefit previously paid to you subsequent to the Base Date in the Base Year. “Net Proceeds”, for purposes hereof, shall be equal to the amount, if any, of the proceeds of the sale after deducting all expenses of the sale, all applicable federal, state and local taxes, all liabilities retained by the seller, and all amounts paid or due to holders of the Company’s preferred stock. Except for such payment, neither you nor the Company shall have any further rights or liabilities hereunder.

6.             Condition Precedent. The Company’s obligation to make the Payment to you shall be conditioned on your faithful adherence to your employment arrangements with the Company and on your refraining from engaging, during the period over which such payments are to be made to you, directly or indirectly in any activity which is competitive with the business engaged in by the Company at the date of termination of your employment. If you do engage in any such competitive activities, then we shall no longer be obligated to make any payments to you hereunder.

7.             Notice. Any notices to be sent pursuant hereto shall be sent by hand, certified or registered mail or overnight service to you, at the address indicated above and a copy to The Renco Group, Inc. at 30 Rockefeller Plaza, New York, NY 10112, 42nd floor, to the attention of Ira Leon Rennert, or to any other address which the Company or Renco may designate by notice in writing.

Please confirm that the foregoing correctly sets forth our full agreement with respect to your net worth appreciation benefit by signing and returning the enclosed copy of this letter.

Very truly yours,

The Doe Run Resources Corporation.

/s/ Ira Leon Rennert
Ira Leon Rennert
Chairman of the Board

Accepted and Agreed to:

/s/ A. B. Neil
Bruce Neil